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                                                                      EXHIBIT 99



CATUITY ANNOUNCES RIGHTS OFFERING IN AUSTRALIA AND NEW ZEALAND

DETROIT--(BUSINESS WIRE)--June 27, 2002--Catuity, Inc. (NASDAQ: CTTY; ASX: CAT) today announced a fully underwritten one-for-eight renounceable Rights Offer of shares of common stock at AUD $5.25 (US $2.94) per share to raise approximately AUD $5.295 million (US $2.965 million).

Catuity will use the funds to extend its current business operations to include data aggregation and analytics software - a logical extension of the Company's business that will support and enhance growth for Catuity's loyalty software in the US market and facilitate the expansion of loyalty and customer relationship management services to card issuers and retailers.

Under the Rights Offer, only Australian and New Zealand resident shareholders will be entitled to subscribe for one new share of common stock for every eight shares registered at 5 p.m. AEST on July 9, 2002. Residents of countries other than Australia and New Zealand are Non-Qualifying Shareholders and will not be able to take up their Rights, but will receive any value from the sale of their Rights on the ASX after the deduction of expenses of such sale.

BNP Paribas Equities (Australia) Limited has underwritten the Rights Offer.

Full details of the Rights Offer will be contained in a Prospectus to be lodged with the Australian Securities and Investment Commission today and available at Catuity's website (www.catuity.com) in the "Announcements and Filings" section.

About Catuity, Inc.

Catuity, Inc. is a leading provider of application software that allows merchants, transaction processors and payment card issuers to establish and administer customer incentive and loyalty programs integrated to the payment system at the point of sale. Catuity Loyalty Software can be used by a broad range of sellers of goods and services, particularly those who sell through both store locations and over the Internet. Catuity's software has been included on millions of credit, charge and debit cards, and works on magnetic stripe or chip or "smart" cards. With Catuity's loyalty solution, merchants can offer their customers valuable benefits, thereby attracting and retaining customers as well as encouraging increased purchases. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.S. Securities & Exchange Commission and the Prospectus referred to above.

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Contact:

     Catuity, Inc.
     Jack Lowry, 313/567-4348
        or
     Martin E. Janis & Company, Inc.
     Bev Jedynak, 312/943-1100 ext. 12